                                 EXHIBIT 99-1

                            ACQUISITION AGREEMENT

        THIS ACQUISITION AGREEMENT (the "Agreement") is dated as of February 8, 1996, by and between Regal International, Inc., a Delaware Corporation (the "Company"), Acewin Profits Limited ("AP") and China Strategic Holdings Limited, a Hong Kong Company ("Shareholder").

                                   RECITALS

         WHEREAS, Shareholder owns all of the issued and outstanding stock of AP (the "AP Shares"); and

        WHEREAS, AP is a British Virgin Island company and its sole asset is the 100% equity interest in China Machine (Holdings) Ltd. ("CMH") which owns 55% of a Sino-foreign joint venture known as Wuxi CSI Vibration Isolator Co. ("Wuxi JV").

        WHEREAS, the Company is a U.S. public company required to file reports under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"); and

        WHEREAS, the Company desires to acquire all of the AP Shares, and Shareholder desires to exchange all of the AP Shares from the Company; and

        WHEREAS, Shareholder's interest is conditioned upon the divestiture of the Company's current business assets and operations in exchange for the assumption of all liabilities and indemnification of the Company from all liability related to the Company's current business assets.

                                  AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representation and warranties hereinafter set forth, the parties agree as follows:

I.      EXCHANGE OF THE SHARES AND CONSIDERATION

         1.01. Shares Being Exchanged. Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement, Shareholder shall assign, transfer and deliver to the Company the AP Shares.

        1.02 Consideration. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of the AP Shares to the Company, the Company shall at Closing pay to Shareholder and/or its designee(s), and Shareholder and/or its designee(s) shall purchase, acquire and accept from the Company, an aggregate of Thirteen Million Five Hundred Thousand and No/100 Dollars ($13,500,000.00) (the "Consideration") in the form of a Convertible Bond with terms and details as shown on the attached Schedule A.




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        1.03 Adjustment of Consideration. On or before ninety (90) days subsequent to the Closing, the principal amount of the Convertible Bond may be automatically reduced and adjusted downward as herein set forth.

        (a) The planned and warranted level of profit after tax ("PAT") for the operation of the Wuxi JV for the fiscal year ended December 31, 1995 is a minimum of US $3,000,000.

        (b) The statement of operations for Wuxi JV for the period ended December 31, 1995 are currently being audited by independent auditors. Shareholder convenants and agrees to provide the Company with a copy of the independent audit of Wuxi JV within twenty (20) days of its completion. The profit before tax set forth in the independent audit will be referred to herein as the "Actual PAT."

        (c) If the Actual PAT is less than US $3,000,000 the amount of principal reduction of the Convertible Bond will be calculated in accordance with the following formula:

            Reduction in Principal = [($3,000,000 - Actual PAT) x 8.00] x 55%.

        (d) The principal reduction shall be automatic, however, the Shareholder and AP agree to revise or amend the capital Convertible Bond to reflect the adjustment.

        1.04 Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at a place as mutually agreed upon on or before January 31, 1996.

        1.05 Method of Closing. The method of closing shall require the parties to satisfy the conditions specified in Section 5.

II.     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Shareholder represents and warranties to the Company as follows, as of the Closing:

        2.01 Organization. AP is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. CMH is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong. CMH and AP each have the corporate power and authority to carry on its business as presently conducted; and each of AP and CMH is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its respective business.

        2.02   Capitalization.

               (a) All of the issued and outstanding shares of AP and CMH are duly authorized, validly issued, fully paid and nonassessable.




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         (b) There are no outstanding options, warrants, or rights to purchase any securities of AP or CMH.

        2.03 Subsidiaries and Investments. AP does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, other than its 100% ownership interest in CMH. CMH does not own any capital stock or have any interest in any corporation, partnership or other form of organization other than its joint venture interests Wuxi JV as described in the recitals.

        2.04 Financial Statements. All financial statements provided by Shareholder with respect to CMH, AP and Wuxi JV have been properly prepared and fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and are not misleading.

        2.05 Litigation. There is no litigation, proceeding or investigation pending or threatened against AP or CMH affecting any of its properties, subsidiaries, or assets against any officer, director, or stockholder or consultant that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of AP or CMH or their properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

        2.06 Title to Assets. AP and CMH each has good and marketable title to all of its assets and properties now carried on its books. The assets of AP and CMH consist solely of the assets named in the recitals and neither AP nor CMH has any liabilities, contingent or otherwise.

        2.07 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Memorandum and Articles of Association of AP or any agreement, contract or instrument to which AP is a party or by which it or any of its assets are bound.

        2.08 Authority. AP and Shareholder have full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Shareholder and no other corporate proceedings on the part of AP and/or Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby.

        2.09 Warranties relating to the Wuxi JV. The Shareholder and AP represent and warrant that as of the date hereof and as of Closing:

             (a) Wuxi JV has been validly established and validly exists and operates as a Sino-foreign equity joint venture in the People's Republic of China ("PRC") in accordance with the relevant rules and regulations of the PRC and is validly existing under the laws of PRC and all legal and procedural requirements and all other formalities concerning the Wuxi JV have been duly and properly complied with.



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             (b) Wuxi JV has obtained all requisite permits, consents or approvals (including, but not limited to, those relating to environmental pollution) required in relation to its business and operations.

             (c) The financials of CMH and Wuxi JV have been properly prepared and disclosed to Regal and there has been no material adverse change in the financial condition of Wuxi JV since the date of the last financial year end.

             (d) All capital contributions required to be provided by Shareholder in accordance with the terms of the joint venture agreement has been injected into Wuxi JV by Shareholder in full.

             (e) The transfer and sale of ownership of AP will not violate the terms of the joint venture agreement which controls the activities of the joint venture and the relationship of the joint venturers.

III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Shareholder as follows, as of the Closing:

        3.01 Organization.

             (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

             (b) The copies of the Certificate of Incorporation of the Company, as certified by the Secretary of State of Delaware, and the Bylaws of the Company heretofore furnished to Shareholder are complete and correct copies of the Articles of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been excluded in such minute book.

        3.02 Capitalization of the Company. The authorized capital stock of the Company consists of One hundred fifty million (150,000,000) shares of Common Stock, par value $0.01 per share, of which 81,806,198 shares shall be issued and outstanding at the Closing prior to issuance of Consideration. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable, and at the Closing the Consideration will be duly authorized, validly issued, fully paid and non-assessable. Except for such outstanding Shares and options to purchase 1,100,000 shares, there are no outstanding shares of capital stock or other securities or other equity interests of the Company or rights of any kind to acquire such stock, other securities or other equity interests.




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        3.03 Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement; the transactions contemplated hereby and the issuance of the Consideration in accordance with the terms hereof.

        3.04 No Undisclosed Liabilities. The Company is not subject to any material undisclosed liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

        3.05 Litigation. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the company, against any officer, director or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call in to question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

        3.06 Title to Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

        3.07 Contracts and Undertakings. The Company (including any of its subsidiaries) has no contracts, agreements, leases, licenses, arrangements, commitments and other undertakings (collectively "Contracts") to which the Company or any such subsidiary is a party or by which it or its property is bound that have not been disclosed to Shareholder. The Company is not in material default, or alleged to be in material default, under any Contract and, to the knowledge of the Company, no other party to any Contract to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such Contract.

        3.08 Transactions with Affiliates, Directors and Shareholders. Except as set forth on Exhibit 3.09 there are no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

        3.09 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of



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
Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

        3.10 Disclosure. Neither this Agreement nor any other agreement, document, certificates or written or oral statement furnished to Shareholder by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

        3.11 Financial Statements. The financial statements of the Company (the "Financial Statements") set forth in its public filings (a) were prepared in accordance with the books and records of the Company; (b) were prepared in accordance with generally accepted accounting principles consistently applied;
(c) are accurate and fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; (d) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's financial condition and the results of its operations for the periods covered by said financial statements; and (e) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the period(s) then ended.

        3.12 Absence of Material Changes. Since the most recent Form 10-Q filing, except as required or permitted under this Agreement, there has not been:

             (a) any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

             (b) any undisclosed redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by the Company relating to their authorized or issued capital stock.

        3.13 Compliance with Law. The Company has in all material respects complied with and it is now in all material respects in compliance with, all Federal and State laws applicable to the Company, including that the Company is current in its SEC filings. The Consideration will be issued in full compliance with all state and federal securities laws.

IV.     COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING

        4.01 Corporate Examinations and Investigations. Prior to the Closing, Shareholder shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company as Shareholder may request, In order that Shareholder may have the full opportunity to do so, the Company shall furnish Shareholder and its representatives during such period with all such information concerning the affairs of the Com-



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
pany as Shareholder or its representatives may reasonably request and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Shareholder or its representatives in connection with such review and examination and to make full disclosure of all information and documents requested by Shareholder and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at the Company's premises, with copies thereof to be provided to Shareholder and/or its representatives upon request.

        4.02 Cooperation; Consents. Prior to the Closing Date, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or a license or permit from which is required for the consummation of the transactions contemplated by this Agreement and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

        4.03 Conduct of Business. From the date hereof through the Closing, the Company shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct as of the Closing as if made at and as of the Closing and (ii) not enter into any transaction not envisioned or required by this transactions, or incur any liability, without first obtaining the written consent of Shareholder. Without the prior written consent of Shareholder, except as expressly set forth herein, the Company shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue as of the Closing.

        4.04 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the other parties of any lawsuits claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

        4.05 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties contained herein.

V.      CONDITIONS TO CLOSING

        5.01 Conditions to Obligation of Shareholder. The obligations of Shareholder under this Agreement shall be subject to each of the following conditions:



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
             (a) Representations and Warranties of Company to be True. The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenant and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

             (b) No Legal Proceedings. No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

             (c) Statutory Requirements. All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all government and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

             (d) Director Resignation. Prior to the Closing, all of the directors and officers of the Company shall have submitted their contingent resignations to Goins, Underkofler, Crawford & Langdon, LLP to be held in escrow and to become effective at the Closing. All resignations shall contain a statement that each of the directors and officers has no claim whatsoever against the Company. Before the resignations take effect, if required by Shareholder, the directors shall cause such persons nominated by the Shareholder to become new directors of the Company.

             (e) Asset Purchase Agreement. The Company and Harlequin Investment Holdings Limited shall have entered into a certain Asset Purchase Agreement providing for the sale to Harlequin Investment Holdings Limited, or its subsidiary, all of the operating assets of the Company and the transferee shall have assumed all of the liabilities, actual and contingent, of the Company as of the Closing all in accordance with the terms of the Asset Purchase Agreement. Such transfer and assumption shall take place within two (2) weeks after the transfer to the Company of the CMH Shares. In connection with the foregoing, all affiliates and/or related parties shall have released the Company from any obligation or liability existing as of the Closing.

        5.02 Conditions to Obligations of Company. The obligation of the Company under this Agreement shall be subject to the following conditions:

             (a) Representations and Warranties of Shareholder and AP to be True. The representations and warranties of Shareholder and AP herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Shareholder and AP shall have performed in all material respects to all obligations and complied in all material respects, with all covenants



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
and conditions required by this Agreement to be performed or complied with by them prior to the Closing.

             (b) No Legal Proceedings. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

             (c) Statutory Requirements. All statutory requirements for the valid consummation by Shareholder of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Shareholder of the transactions contemplated by this Agreement shall have been obtained.

             (d) Lender Approval. The transactions contemplated herein shall have approved by Fremont Financial Corporation, the holder of the first lien on the Company's assets.

             (e) Shareholder Representation and Comfort Letter.. The Shareholder shall deliver to the Company, its directors and stockholders, the Representation and Comfort Letter in the form attached as Schedule B.

VI.     MISCELLANEOUS

        6.01 Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

        6.02 Expenses of Sale. Except as otherwise provided herein, each party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein. Without limitation, such expenses shall include the fees and expenses of all attorneys, brokers, investment bankers, accountants, agents and finders and other professionals incurred in connection herewith, acting on behalf of such party. The parties shall indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim or commissions, finder's fees or other compensation in connection with the contemplated transactions which may be asserted by any person based on any agreement or arrangement for payment by the other party.

        6.03 Use and Confidentiality. All of the information, records, books, and data to which the parties are given access as set forth herein shall be used by the parties solely for the purpose of confirming the representations and warranties set forth herein. Subject to any obligation to comply with (i) any law (ii) any rule or regulation of any authority or securities exchange or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any




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
party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its shareholders, directors, trustees, officers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by either party through its own independent investigations of the other party or received by such party from a third party not under any obligation to keep such information confidential nor to any information obtained by such party which is generally known to others engaged in the trade or business; and provided, further, that from and after the Closing, such party shall be under no obligation to maintain confidential any such information concerning the other party. If this Agreement shall be terminated for any reason, each party shall return or cause to be returned to the other all written data, information, files, records and copies of documents, worksheets and other materials obtained by such party in connection with the transactions contemplated herein.

        6.04 Notices. All notices, requests and other communications thereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent to telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, or by Federal Express or other reputable overnight delivery service, in all cases, addressed to:

            To Shareholder:       China Strategic Holdings Limited
                                  52F Bank of China Tower
                                  1 Garden Road
                                  Hong Kong

                                  Attn:  Mr. Chung Cho Yee, Mico
                                         Executive Director

            To Company:           Regal International, Inc.
                                  P.O. Box 1237
                                  Corsicana, Texas  75151
                                  Attn:  President

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

         6.05 Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the



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
benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

        6.06 Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         6.07 Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

        6.08 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

        6.09 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         6.10 Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts to be performed in the State of California.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

                                            REGAL INTERNATIONAL, INC.



                                            By:    /s/ RICHARD N. GRAY
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            CHINA STRATEGIC HOLDINGS, LTD.



                                            By:    /s/ MICO CHUNG
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------



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
                                  EXHIBIT 3.09

        Except for the transaction disclosed in filings made by the Company and Harlequin Investment Holdings Limited with the U.S. Securities and Exchange Commission, all of which are public record, there are no contracts, agreement, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

                                   SCHEDULE A

TERMS OF THE CONVERTIBLE BOND:

1.      ISSUER

        Regal International, Inc., a Delaware corporation

2.      BONDHOLDER

        China Strategic Holdings Limited or its nominee

3.      PRINCIPAL AMOUNT

        US $13.5 Million

4.      REPAYMENT TERM

        (a) The principal of the Bond is due and payable in full in cash three (3) years from the date of issue. The Issuer has the right to call for early redemption by giving reasonable notice to the Bondholder.

        (b) The interest on the Bond accrues at nine percent (9%) per annum and is payable as follows:

               (i) No interest will accrue on the Bond during the first six months from the date of issue;

               (ii) Accrued Interest will be due and payable annually to be charged after the first six months period; and

               (iii)  All interest payable annually.

5.      CONVERSION

        The Bondholder will have the right at any time from the date of issue to convert the outstanding principal and interest on the Bond, in whole or any part or parts, into common stock of the Issuer at the conversion price.

6.      CONVERSION PRICE

        The initial conversion price is US $0.0302 per share subject to adjustment in the event that any alteration in the capital structure of the Issuer while any part of the Bond remains outstanding, whether by way of capitalization of profits or reserves, rights issue, consolidation or reduction of the share capital of the Issuer or otherwise howsoever, as the Auditors shall at the request of the Issuer or the Bondholder certify in writing to be in their opinion fair and reasonable, provided that such alterations




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
shall be made on the basis that no such alterations shall be made the effect of which would be to enable a capital stock to be issued at less than its nominal value or which would give the Bondholder a different proportion of the issued share capital of the Issuer as that to which he was previously entitled and on alteration shall be made if any alteration in the capital structure of the Issuer is the result of an issue of Shares as consideration in a transaction. The capacity of the Auditors in this paragraph is that of experts and their certification shall be final and binding on the Issuer and the Bondholder.

7.      OTHER RIGHT

        If while any part of the Bond is outstanding, a general offer is made to shareholders of the Issuer to acquire the whole or any part of the issued share capital of the Issuer, the Issuer is required to use its reasonable endeavors to procure that a similar offer is extended in respect of the Bond or in respect of any Shares issued on conversion of the Bond during the period of the offer, unless the prior written approval of the Bondholder is obtained.

8.      VOTING

        The Bondholder will not be entitled to attend or vote at any meetings of the Stockholders of the Issuer by reason only of it being the Bondholder.

9.      TRANSFERABILITY

        The Bond can only be transferred to any group company of the Bondholder on the condition that a further transfer of the Bond to another group company of the Bondholder will be made in the event that the transferee company ceases to be a group company of the Bondholder.

10.     UNREGISTERED SHARES

        The shares of common stock of the Issuer to be received upon conversion of the Bond have not and it is anticipated will not have been registered under the Securities Act of 1933, as amended. Bondholder agrees it will execute an Investment Letter recognizing that such shares will be unregistered shares.

"The Issuer agrees to charge in favour of the Noteholder all assets of Acewin Profits Limited and its related subsidiaries by way of continuing security for the due and punctual payment to the Noteholder of all sums (including principal and interest)."

                        REPRESENTATION AND COMFORT LETTER

        The undersigned, China Strategic Holdings Limited ("CSH"), hereby represents to the Board of Directors of Regal International, Inc. (the "Directors") that, in the opinion of CSH based upon the financial and other information available, the justifiable commercial value of the shares of capital stock of Acewin Profits (the "Shares") are equal to approximately US $13.5 million and the earnings of Wuxi CSI Vibration Isolator Co. (Wuxi JV) for the 1995 fiscal year per management accounts are not less than US $3.0 million.

        The foregoing representations are being made to the Directors in order to provide comfort to the Directors prior to such Directors approving the acquisition of the Shares without first performing independent due diligence.

        CSH hereby indemnifies Regal and each of its officers and directors in office on January 22, 1996 from any claims, reasonable costs, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Regal or any such officer or director in connection with or arising as a direct consequence of Regal's purchase of the Shares or the breach of any of the representations contained herein.

        EXECUTED as of January ___, 1996.

                                        CHINA STRATEGIC HOLDINGS LIMITED


                                 Page 23 of 32